Crowe GHP Horwath

GHP Horwath, P.C.
Member Crowe Horwath International

1801 California Street, Suite 2200
Denver, CO 80202
+1.303.831.5000 Tel
+1.303.831.5001 Fax
www.croweghphorwath.com

January 13, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: Pure Cycle Corporation

We have read the statements that we understand Pure Cycle Corporation (Commission File No. 0-8814) will include in item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements.

Sincerely,

GHP Horwath, P.C.

GHP Horwath, P.C.

GHP Horwath, P.C. is a member firm of Crowe Horwath International, a Swiss verein (Crowe Horwath). Each member firm of Crowe Horwath is a separate and independent legal entity. GHP Horwath, P.C. and its affiliates are not responsible or liable for any acts or omissions of Crowe Horwath or any other member of Crowe Horwath and specifically disclaim any and all responsibility or liability for acts or omissions of Crowe Horwath or any other Crowe Horwath member.